Exhibit 99.2

Disclosure Information

Beginning September 9, 2025, Liberty Communications of Puerto Rico LLC and LLA Holdco LLC (together with their respective direct and indirect subsidiaries, the “Companies”) entered into confidentiality agreements regarding potential strategic transactions with certain holders, investment advisors, sub-advisors, or managers of funds or accounts that are holders (the “Ad Hoc Group”) of (i) term loans extended to LCPR Loan Financing LLC as borrower under the Amended and Restated Credit Agreement dated as of March 25, 2021, (ii) the 6.750% senior secured notes due October 2027 issued by LCPR Senior Secured Financing Designated Activity Company, and (iii) the 5.125% senior secured notes due July 2029 issued by LCPR Senior Secured Financing Designated Activity Company. On September 9, 2025, and continuing thereafter, the Companies shared certain information regarding the Companies. The Companies and the Ad Hoc Group have exchanged proposals and have engaged in negotiations around a potential transaction.  A summary of the material terms of the Companies’ last proposal, dated September 18, 2025 and the Ad Hoc Group’s last proposal, dated September 18, 2025 (collectively, the “Cleansing Information”) are included in Exhibit A attached hereto. Such negotiations concluded, and the Companies and members of the Ad Hoc Group did not reach an agreement with respect to a transaction. The Companies intend to continue discussions with the Ad Hoc Group but there can be no assurance the Ad Hoc Group will engage.

The Cleansing Information should not be relied upon to make any investment decision with respect to the Companies. The inclusion of the Cleansing Information should not be regarded as an indication that the Companies or their affiliates or representatives consider the Cleansing Information to be a reliable prediction of future events. Neither the Companies nor any of their affiliates or representatives has made or makes any representation to any person regarding the information, and none of them undertakes any obligation to publicly update the Cleansing Information to reflect circumstances existing after the date when the Cleansing Information was made or to reflect the occurrence of future events, even if any of the assumptions underlying the information are erroneous.

Exhibit A

Cleansing Information

Overview of Ad Hoc Group Financing Proposal

	Company Proposal (9/18)	AHG Response (9/18)
Overview
•Transaction involving the transfer of Fixed Network and Spectrum Licenses collateral to Unrestricted Subsidiaries
•Unrestricted subsidiaries to enter into lease agreements with existing operating entities for use of both the network and spectrum assets:
oFixed Network Annual Lease: ~$160mm p/a
oSpectrum Licenses Annual Lease: $10mm p/a
•Agreed
Amount	•$250mm Term Loan oSizing subject to diligence on cash flow and new money needs	•Agreed
Maturity	•5 years	•Agreed
Security
•1L on spectrum and broadband assets transferred to UnSubs, plus pari 1L on remaining assets via intercompany loan to LCPR
•Equity in holding company for UnSub to be pledged as collateral for existing secured Indebtedness
•Guaranteed on pari passu secured basis by existing obligors under the 1L and 2L Term Loans
•Value of assets contributed to be approximately $750mm
•Agreed •Agreed •Agreed •Agreed
Interest Rate	•9.50%, subject to the loan being priced at the floating rate equivalent	•Agreed
OID	•99 (PIK)	•Agreed
Other Fees	•2.0% PIK backstop fee	•Agreed
Call Premiums	•Months 0 – 6: Par •Months 7 – 12: 103 •Months 13 – 24: 101 •Months 24+: Par	•Agreed
Amort.	•None	•Agreed
Use of Proceeds	•General corporate purposes	•Agreed
Baskets	•UnSub Debt Basket o$350mm Incremental Pari 1L Basket oUncapped Incremental Pari 2L Basket	•UnSub Debt Basket o$50mm Delayed Draw subject to conditions to be mutually agreed oNo junior lien capacity
Note:    LPR is currently in discussions with DISH                                                Confidential | 1

Overview of Ad Hoc Group Financing Proposal (cont.)

	Company Proposal (9/18)	AHG Response (9/18)
Financial Covenants	•$[TBD]mm minimum liquidity covenant (subject to diligence)	•Agreed
Other Covenants
•Borrowers shall not consent to any amendment to the Intercompany Agreements or Intercompany Loan Agreement that would materially and adversely affect the interest of the Borrowers
•Required lenders to be determined based on (i) lender holding a majority of the outstanding loans under the Term Loan Facility and (ii) lenders holding a majority of the outstanding loans under the Term Loan Facility that are secured on a first- lien basis on the Collateral

•Agreed

•Tightened negative covenants applicable to LPR and its Restricted Subs for the benefit of new money term loan only, including:
oDebt / Lien: Covenants to permit ordinary course financing needs and relevant baskets to be re-sized appropriately, including, without limitation, eliminate or reduce structurally senior debt capacity
oRPs: Eliminate dividend capacity and other customary Restrictions
oInvestments: (i) Eliminate Unrestricted Subsidiary concept and related baskets, (ii) eliminate builder basket, (iii) investments in non-guarantor restricted subsidiaries limited to ordinary course needs and basket to be resized, and (iv) modify and resize other investment baskets (including general investment basket and general RP basket) to permit investments for bona fide business purposes, not for liability management exercise
oAsset Sales: Modify baskets based on business needs; tighten reinvestment flexibility
•Tightened negative covenants to be documented either via LPR being party to
UnSub debt agreement for this purpose or a covenants agreement with LPR
•Voting to be mutually acceptable to SteerCo and Company
•Company to deliver 13-week cash flow to AHG advisors monthly

Closing Conditions	•Receipt of liquidity forecast and asset valuation •Payment of legal and financial advisor fees, subject to a cap of $2.5mm •AHG withdraws the petition for intervention with prejudice
•Agreed
•Agreed; provided, applies for fees incurred in connection with the negotiation, documentation and closing of financing only. Post-closing financing related fees to be paid per the terms of credit agreement. Fees related to restructuring transaction to be subject to separate fee letters
•Upon consummation of financing, Ad Hoc Group will file a supplemental pleading, and will engage in a good faith dialogue regarding deleveraging the Company’s balance sheet as the Company noted it requires in its public filings

        Confidential | 2